CONSENT OF PRICEWATERHOUSECOOPERS LLP (Georgia)


     We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 27, 1998 on our audits of the financial statements of Savannah Communications, L.P., which report is included in the Registration Statement on Form S-1 (No. 333-48649) by Cumulus Media Inc.


/s/  PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP


Atlanta, Georgia
July 10, 1998